UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Amgen Inc.

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Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 805.447.1000 www.amgen.com

Commencing May 9, 2011, the following materials will be used by employees of Amgen Inc. to communicate about Amgen’s upcoming Annual Meeting of Stockholders and may be sent to certain stockholders. The information below supplements information contained in Amgen’s definitive 2011 proxy statement dated April 7, 2011. This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission.

Institutional Shareholder Services Proxy Advisory Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recently recommended that their clients vote “against” Amgen’s advisory vote on executive compensation due to perceived pay-for-performance issues and “for” a stockholder proposal to implement shareholder action by written consent. Below we outline the reasons why we believe ISS’ and Glass Lewis’ analyses of Amgen’s executive compensation programs are flawed and why we believe our executive compensation programs are reasonable, competitive and oriented toward rewarding long-term performance in support of stockholders’ interests. We also point out inaccuracies in the rationale provided by ISS for their recommendations on the stockholder proposal to implement shareholder action by written consent.

Advisory Vote to Ratify Named Executive Officer Compensation

1.	ISS Overstates Our Total CEO Compensation.

ISS has significantly overstated our total Chief Executive Officer (“CEO”) compensation based on its methodology for valuing the CEO’s stock options. As a consequence, the ISS methodology results in valuations which, in addition to being significantly overstated, are inconsistent with applicable accounting guidance and proxy disclosure rules:

Year	Actual Value of CEO Stock Options	ISS Calculation
2010	$6,691,367	$9,779,000

This over 46% disparity between our calculation and ISS’ calculation results from ISS’ different calculation of the Black-Scholes inputs for expected life of the stock options and for volatility. Our assumptions are based on U.S. generally accepted accounting principles and Securities Exchange Commission (“SEC”) guidance, and we believe they are appropriate and reasonable. The grant date fair value we reported in the proxy statement is the same value used for purposes of recording our compensation expense in our audited financial statements. We believe that the assumptions used by ISS in valuing our CEO’s stock option grants are not appropriate and not consistent with applicable accounting guidance.

Further, the analysis relied upon by ISS is not consistent with SEC rules because SEC rules require the advisory vote on executive compensation to be based upon the compensation payable to our named executive officers as disclosed in our proxy statement. ISS is advising stockholders to vote against the proposal based on its own inflated valuation of our CEO’s compensation. We believe that the ISS recommendation and stockholder votes should be based on an analysis of the information disclosed in our proxy statement and pursuant to values attributed to awards for purposes of recording our compensation expense in our audited financial statements, not information that significantly overstates CEO compensation and the year-over-year change in such compensation.

2.	ISS Overstates the Year-Over-Year Increase in Our Total CEO Compensation.

Under ISS’ methodology, there was a 53% increase in the CEO’s total compensation for fiscal 2010 as compared to fiscal 2009. However, the correct amount of the increase, as disclosed in our proxy statement, was actually 37.7%. The difference is, again, related to ISS’ flawed stock option valuation model.

Either way, the increase is significant. However, Amgen’s stockholders should recognize the following important facts in evaluating whether or not the increase was appropriate. The CEO’s actual earned compensation (salary, annual cash incentive award and other compensation) decreased by 2%. The 37.7% increase was not actual earned compensation, but instead consists of an increase in the fair value of share-based compensation determined in accordance with SEC rules, primarily reflecting the Black-Scholes value of additional stock options at a higher grant date price, along with the value of additional performance units at a higher grant date fair value. Our Board’s Compensation and Management Development Committee (the “Compensation Committee”) approved these grants based on relevant competitive data for our real peer companies to provide a strong incentive for future shareholder-value growth. Our Compensation Committee’s rationale was that the stock options would only result in real delivered compensation value if there were future growth in Amgen’s stock price, and the performance units would only be earned if strategic one-year financial goals were achieved and relative total shareholder return (“TSR”) goals were achieved over three years.

With respect to performance units, which comprise a significant portion of the equity paid to our CEO, it is appropriate to analyze the actual value of performance units earned by our CEO in 2010 based on our absolute TSR performance for the 2008-2010 period. Instead, ISS and Glass Lewis employ the grant date fair value of performance units granted to our CEO in 2010, which are earned over a period that includes future fiscal years (2010-2012), even though ISS and Glass Lewis are assessing our performance based on our TSR over the past year and past three years pursuant to its “pay-for-performance” model. Given that ISS and Glass Lewis measure the reasonableness of our compensation based on our actual past TSR performance and our performance units are earned solely or largely based on actual past TSR performance, we believe it is more appropriate to include as compensation the actual payout under our performance units earned in 2010 and not the grant date fair value of performance units granted in 2010, most of which is yet to be earned as it is based on future performance. We specifically designed our performance unit program to closely tie actual long-term performance with long-term pay, and TSR has been, and is expected to continue to be, the key measurement of our performance under this program.

For the 2008-2010 performance period, our CEO received only 73% of his target performance units (versus a maximum opportunity of 200%), based on our TSR over the 2008-2010 performance period. The actual value of the performance units earned in 2010 was approximately $2.9 million. See page 70 of Amgen’s 2011 proxy statement. This value is significantly less than the $5.6 million used by ISS (as part of the $8.3 million “restricted stock” valuation) and Glass Lewis in their reports of our 2010 CEO compensation.

It is important to note that the Compensation Committee determined that a total long-term incentive equity award budget of approximately 75% of the peer group is appropriate because the Compensation Committee believes that subjecting more compensation to performance (i.e., putting more compensation “at risk”) incentivizes performance and ties the interests of our named executive officers to those of our stockholders. Because a significant portion of the long-term incentive equity award budget is performance-based, it is also important to note that there is no guarantee of value delivery for that amount. Further, Amgen does not provide other forms of long-term wealth creation, as opposed to some companies in our peer group that provide more compensation in such other forms of long-term wealth creation or retention programs (e.g., defined benefit pension plans or traditional company-provided retiree medical plans). We believe that Amgen should not be penalized for taking responsible actions and subjecting more compensation to performance.

3.	Our CEO Compensation Correlates to Long-Term Performance.

Over 75% of our CEO’s compensation is comprised of long-term incentive equity awards, a portion of which is “at risk” as it is subject to performance-based criteria or growth in the value of our common stock.

ISS’ analysis significantly understates the amount of our CEO compensation that is performance-based because of:

•	ISS’ position that stock options are not performance-based when stock options, by their nature, do not deliver any value or return to the holder unless there is appreciation in stock price.

•

ISS’ mischaracterization of restricted stock units and performance units as restricted stock and incorrectly stating that our CEO received an increase in restricted stock in the amount of 88%. For 2010, our long-term equity awards are comprised of 40% performance units, 40% stock options, while only 20% are restricted stock units. The performance units are not earned unless and only to the extent certain performance objectives are met, which for 2010 was our absolute TSR. The valuation of actual performance units earned will not be known until the end of the three-year performance period. The increase in restricted stock units represented a 42% increase in grant date fair value from 2009. This increase in value was due, in part, to the increase in stock price that occurred between the date of approval of the number of awards and the actual grant date, which is determined in accordance with our equity grant policy.

Further, Amgen has shifted the focus of future CEO long-term equity incentives by:

•	Increasing the weighting of performance units from 40% to 50% of the target annual long-term equity award incentive grant value and eliminating all one-year performance measures;

•	Focusing solely on relative three-year TSR versus the companies in our peer group; and

•	Lengthening the vesting schedules for stock options and restricted stock units.

By focusing the long-term equity incentive awards in 2011 solely on relative three-year TSR versus the companies in our peer group, Amgen has addressed ISS’ and Glass Lewis’ stated concerns that both short-term and long-term incentive programs utilized a similar performance measure (i.e., revenue and adjusted earnings per share) to determine payouts.

4.	The Peer Group Chosen by ISS is Incorrect.

We understand that ISS’ recommendation is based in part on a comparison of Amgen’s TSR with that of a group of companies selected by ISS using the Global Industry Classification Standard (“GICS”) methodology. We believe that such methodology fails to provide an accurate comparison of Amgen’s financial results because the GICS group of companies is a group of approximately 1,700 companies, many of which are engaged in entirely different and unrelated businesses.

Further, ISS selected eight of the companies in the GICS group to which our CEO compensation was compared. However, the group chosen by ISS is primarily based on companies with whom we do not compete for executive talent. Specifically, ISS’ peer group includes Community Health Systems, Inc., Health Net, Inc., Medtronic, Inc. and Thermo Fisher Scientific, Inc. These companies are not included in Amgen’s peer group table disclosed in our proxy statement because they are not biotechnology or pharmaceutical companies and, in the view of our independent compensation consultant and our Compensation Committee, are not our competitors for executive talent. These companies also have significantly shorter-term product and market development cycles reflected in their performance than a drug-discovery company like Amgen with heavy research and development spending and long product lead times, which we believe are appropriately reflected in the long-term nature of stock options as a major component of our CEO pay. In addition, the average market capitalization of the ISS eight-company peer group is $28.94 billion as of May 5, 2011, compared to Amgen’s market capitalization as of that date of $53.58 billion. In fact, none of the companies in the ISS peer group has a market capitalization above $49 billion and only two of the eight companies have a market capitalization above $45 billion. Further, compared to Amgen’s net income for fiscal 2010 of $4.63 billion, none of the ISS peer group companies has a net income for fiscal 2010 above $3.10 billion. We believe recommending a vote against our executive compensation because the compensation of our CEO is above the median of this specific peer group is unreasonable and unwarranted.

5.	Comparison of TSR on a Five-Year Basis Disregards Stated ISS Model.

ISS’ own policy guidelines note that pay-for-performance will be evaluated based on the following key factors:

•	Whether a company’s one-year and three-year TSR are in the bottom half of its four-digit GICS; and

•	Whether the total compensation of a CEO who has served at least two full consecutive fiscal years is aligned with the company’s TSR over time, including both recent and long-term periods.

In its proxy analysis, ISS disregarded Amgen’s three-year TSR of 5.74 versus 0.41 for the GICS 3520 TSR according to ISS’ own policy. Further, when compared to the ISS peer group, Amgen’s 3- and 5-year TSRs are above the 3- and 5-year median TSRs of such peer group.

6.	Amgen Does Not Have Upward Discretion to Adjust Annual Cash Incentive Awards.

Glass Lewis states in its report that Amgen has the discretion to upwardly adjust the Global Management Incentive Plan (“GMIP”) incentive award; however, as stated in our proxy statement, the annual cash incentive awards are made under our Executive Incentive Plan (“EIP”) which employs a stockholder-approved formula that generates a maximum award for each participant. The Compensation Committee does not have discretion to exceed this maximum award level. Actual awards are determined under the EIP generally using pre-established goals and results measured under the GMIP and may be adjusted to reflect performance factors not contemplated under the GMIP. No such adjustments can result in an incentive award that is greater than the maximum award permitted under the EIP.

7.	Sign-On Bonus is Appropriate.

Glass Lewis states in its report that Amgen has recruited an executive from outside the company, granting a sign-on payment that, in Glass Lewis’ opinion, may be excessive. As stated in our proxy statement, the executive officer who we recruited from another company received a sign-on bonus that was intended, in part, to offset the loss of his 2010 bonus from his then-current employer as the result of his departure. The sign-on bonus was made pursuant to extensive arms-length negotiations with the executive officer and was a necessary inducement to recruit him from his previous employer.

ISS’ Basis For Supporting the Stockholder Proposal is Factually Incorrect.

ISS incorrectly notes that no stockholder owns more than 5.2% of Amgen and a 15% threshold is a “substantial hurdle.” In fact, as noted in our proxy statement on page 25, BlackRock, Inc. owns 6.31% of Amgen. The 15% threshold to call a special meeting would require only three stockholders, at our current composition, to call such a meeting. Further, ISS’ conclusory statements noting “the likelihood that a company as large and widely held as Amgen could be taken over using written consent is remote” and the use of written consent “would be an extraordinary event” have no basis in fact.

We encourage you to vote FOR our advisory vote on executive compensation and AGAINST the stockholder proposal to allow shareholder action by written consent.

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